FINANCIAL SERVICES AGREEMENT

         THIS AGREEMENT is effective on this 22nd day of February, 1996 by and between GAME FINANCIAL CORPORATION OF WISCONSIN, ("Game"), and Ho-Chunk Nation ("Gaming Operator") with its executive offices located at PO Box 640, Black River Falls, WI 54615.

                                   BACKGROUND

         A. The Gaming Operator is a separate sovereign Indian Tribe federally recognized under the laws of the United States. Pursuant to 25 U.S.C. ss. 2701-2721, the Gaming Operator has negotiated and entered into a "Tribal-State Compact" (the "Compact") with respect to certain Class III gambling conducted at Ho-Chunk Casino & Bingo, Rainbow Casino & Bingo and Majestic Pines Casino & Bingo operated by Gaming Operator. Pursuant to the Compact and the above described statutes, the Gaming Operator is authorized to legally conduct certain gambling activities in it's Gaming Establishments.

         The Gaming Operator wishes to engage Game to provide check cashing and credit card facilities and services, and related financial services to the patrons and customers of the Gaming Establishments.

      NOW, THEREFORE, subject to the timely satisfaction of the conditions precedent stated at section 30, the parties mutually agree as follows:

         1. DEFINITIONS. When used herein, the term "Gaming Establishment" shall be applied to the following properties: Ho- Chunk Casino & Bingo in Baraboo, Rainbow Casino & Bingo in Nekoosa and Majestic Pines Casino & Bingo in Black River Falls.

         2. VALIDITY OF COMPACT. The Gaming Operator hereby represents and warrants that the Compact concerning all Class III gambling conducted in the Gaming Establishments currently in full force and effect and that all such gambling is authorized, legal and will be conducted by the Gaming Establishment in all respects material to the rights and responsibilities of Game hereunder in accordance with the Compact and with all regulations, restrictions, requirements, rules, statutes, ordinances and laws affecting such Class III gambling. The Gaming Operator will indemnify, defend and hold Game, its officers, directors, shareholders, agents and employees harmless from any and all liabilities arising out of or in any manner related to the inaccuracy of the foregoing representations.

         3. SERVICES.         (a) Game will provide the following services at
and in the Gaming Establishments:

         * Check Cashing of all types including, but not limited to, Payroll and Personal.

         *        Mastercard/Visa/Discover Card Quasi-Cash Advances

         *        Wire Transfers

         * ATM Transactions at all Gaming Establishments (excluding Ho-Chunk Casino & Bingo)

                              (b) In addition to the services described at
subsection 3(a), Game shall make available to gaming Operator with respect to each Gaming Establishment and without charge the following services and programs as more fully described in Exhibit A:

            (i)      Targeted Coupons;
            (ii)     Full-Color Custom Drafts with Gaming Establishment's Logos;
            (iii)    Coupon Maintenance Program;
            (iv)     Ongoing Marketing Consultation;
            (v)      Monthly Transaction and Demographic Reports (up to 10);
            (vi)     CashStat(R) Systems Monitoring;
            (vii)    Immediate Customer Data Retrieval;

         4. EXCLUSIVITY. Game's right to provide the services described in section 3(a) at each Gaming Establishment during the term of this Agreement is exclusive. During the term of this Agreement, neither the Gaming Operator nor any of its managers or affiliates will grant anyone else the right in or within 100 feet of a Gaming Establishment building to provide the services provided by Game.

         5. FEES. Game will charge the following fees to the users of its services.

             TYPE OF SERVICE                                 FEES
             ---------------                                 ----

         A.)  CHECKS
              Personal Checks                   6% plus change
              Government Checks                 1.25% plus change
              Payroll Checks:
                 Computerized                   3% plus change
                 Handwritten                    5% plus change
              Approved Money Orders             5% plus change

         B.)  CREDIT CARD ADVANCES
              GameCash Gold(R)Systems            $4 or 6% (whichever is greater)
                                                 plus change
              GameCash in the Pit(R)Systems      $4 or 6% (whichever is greater)
                                                 plus change

         C.)  ATM'S (EXCLUDING HO-CHUNK CASINO & BINGO)
              In the event the State of Wisconsin adopts legislation to permit surcharging on ATM Transactions, Game and Gaming Operator shall negotiate in good faith a separate ATM agreement to include the equitable allocation of ATM Surcharge Fees on a basis no less favorable to Gaming Operator than the allocation of fees otherwise hereunder.

              GameCash ATM                       Prevailing Bank Rates
              Installation
                  (90-120 day lead time)         FREE (No Charge to Nation)
              Maintenance/ Service               FREE (No Charge to Nation)
              Custom Color Screens               To Be Determined
              Promotional Coupons                To Be Determined
              Full-Color Custom Receipts with
                  Casino's Logos                 To Be Determined
              Ongoing Marketing Consultation     FREE (No Charge to Nation)
              Systems Monitoring                 FREE (No Charge to Nation)

         D.)  OTHER
              MoneyGram Wire Transfer            As Designated in MoneyGram
                                                 Fee Schedule

         6. A.) PAYMENTS. For the exclusive right to provide the service described at Subsection 3(a) during the term of this Agreement, Game will pay to the Gaming Operator a monthly fee equal to [confidential treatment]% of Game's monthly gross revenues which are derived from Game's operations within the Ho-Chunk Casino & Bingo and [confidential treatment]% of monthly gross revenues derived from Game's operations within all other Gaming Establishments. Said fees shall apply during the first [confidential treatment] months of this Agreement. Said fees shall increase by [confidential treatment]% (to [confidential treatment]% and [confidential treatment]% respectively) during the [confidential treatment] through the [confidential treatment] months of this Agreement, and by an additional [confidential treatment]% (to [confidential treatment]% and [confidential treatment]% respectively) after the [confidential treatment] month of this Agreement. For example, if Game's annual gross revenues for 1996 are $[confidential treatment] at Ho-Chunk Casino & Bingo and annual gross revenues are $[confidential treatment] at the other three Gaming Establishments, Game will pay the Gaming Establishment $[confidential treatment] annually or $[confidential treatment] per month, assuming that gross revenue is received in equal monthly amounts. Such monthly gross revenues shall be determined in accordance with generally accepted accounting principals on a monthly basis. The amount owing to the Gaming Operator will be paid in immediately available funds within 20 (twenty) days after the end of each calendar month. Game shall maintain adequate books and records with respect to the gross revenue, income, expenses and profits with respect to the Game facility conducted at each Gaming Establishment, and will make such books and records available for inspection, review and audit by the Gaming Operator or is duly authorized representatives, at the Gaming Operator's sole cost and expense upon 48 hours telephone notice to Game by the Gaming Operator. However, if such an audit discloses a deficiency in reported gross revenue in excess of 1% of such gross revenue, then the cost for such audit will be paid by Game. Game shall not combine or commingle any accounts of the Gaming Establishment with any other facility that Game may manage or account that Game may maintain.

         B.) [confidential treatment]

         7. TELLER FACILITY. A suitable area in each Gaming Establishment from which Game will provide its services shall be provided by the Gaming Operator [confidential treatment]. Game shall be deemed to have and is hereby granted by the Gaming Operator a limited right to enter upon, occupy and use such portion of the Gaming Establishment as Gaming Operator my designate for use as Game's teller facility during the term of this Agreement. Such area for Game's use may be changed from time to time by Gaming Operator at is sole discretion. Game will consult with Gaming Operator regarding the adequacy of the teller space to be provided to Game in the Gaming Establishment for it to provide the services outlined above. Such space shall be approximately an 8-foot by 12-foot teller facility with appropriate telephone lines and electrical outlets and a small office adjacent thereto. Signage and coloration are subject to approval of Gaming Operator management, which approval will not be unreasonably withheld.

            [confidential treatment]

         8. EQUIPMENT/PERSONNEL. Game will furnish, at its cost, all equipment and personnel for the operation of the check cashing/financial services facility in each Gaming Establishment. Game will provide uniforms of the Gaming Establishment's choice for Game personnel. Upon the expiration or termination of this Agreement, Game shall be entitled to remove, at its cost, all equipment, machinery, facilities and furniture installed or purchased by Game.

         All equipment, machinery or furniture installed or placed in the Gaming Establishment by Game (collectively, the "Equipment") shall be and remain the property of Game, solely and exclusively, and the Gaming Operator shall have no right, claim or interest therein or thereto. The Gaming Operator shall not take any action or engage in any activity which might reasonably cause or allow any person to believe that any of the Equipment is owned by the Gaming Operator. Without limiting the generality of the foregoing, the Gaming Operator shall not remove any label, insignia or lettering which may have been placed upon any Equipment to indicate Game's ownership thereof and the Gaming Operator shall not purport to grant any security interest in or lien against any Equipment. The Gaming Operator shall, from time to time, execute and provide to Game acknowledgment of Game's ownership of the Equipment and UCC-1 Financing Statements to be filed for notice purposes in such public offices as Game may determine.

         9. UNCOLLECTIBLE CHECKS. The Gaming Operator and the Gaming Establishments will not be responsible or liable in any manner to Game or any other party for the collection, payment or reimbursement of any checks returned "NSF", "account closed" or other uncollectible checks or instruments. Game assumes all risks with respect to the collection of checks or other instruments cashed by Game. However, Game's assumption of this business risk is based upon the accuracy of the representation by the Gaming Establishment contained in paragraph 2 hereof and if any check or other instrument should be uncollectible by reason of any gambling conducted by the Gaming Establishment in any illegal or unauthorized manner, then the foregoing exculpation shall not apply.

       10. CASHING LIMITS.

         New (non approved) Customers      [confidential treatment]
         New (approved) Customers          [confidential treatment]
         Low Volume Users                  [confidential treatment]
         High Volume Users                 [confidential treatment]

Notwithstanding the foregoing, Game reserves the right to (a) refuse service to any person who it believes to be a credit risk or (b) reduce the maximum cashing limit available to any such person.

         11. SERVICES FOR GAMING OPERATOR EMPLOYEES. Game will cash payroll checks issued to the Gaming Operator's employees in accordance with the fee schedule described in Section 5. In addition, Game will perform other reasonable requested financial services listed in Subsection 3(a) hereof for the Gaming Operator and its personnel, in a manner as may be agreed upon by the parties.

         12. CASH. Game will provide its own cash in amounts sufficient to carry out its obligations under this Agreement.

         13. HOURS OF OPERATION. Game will staff each Gaming Establishment with such number of adequately trained personnel as shall be required to meet the reasonably foreseeable service needs of such Gaming Establishment at all times, and shall maintain at least one Game employee at the teller station at all times each Gaming Establishment is operating, unless it is otherwise mutually agreed by the Gaming Operator and Game that shorter hours are acceptable. Such agreement must be in writing and signed by the Director of Business.

         14. INFORMATION - CONFIDENTIALITY. Game will provide information reasonably requested by the Gaming Operator from Game's database concerning customers of each Gaming Establishment using Game's services (the "Database"). Game will not release or disclose any information from the database to any person or entity, including any owner, operator, manager or employee of any gambling establishment, other that the Gaming Operator, without the prior written consent of the Gaming Operator; provided, however, that Game may disclose any information from the Database if required to do so by any governmental authority having jurisdiction and may use any information from the Database as necessary in connection with Game's pursuit of any rights that it may have against any customer of any Gaming Establishment. Game's obligation of confidentiality with respect to Gaming Establishment customers shall survive any termination of this agreement indefinitely. Upon any termination of this Agreement, Game shall provide Gaming Operator copies of all information contained in the Database. Notwithstanding the foregoing provisions, Game will not be restricted from using the Database to establish credit risks and other necessary operational procedures at its Gaming Locations during the term of this Agreement. Gaming Operator agrees not to disclose to any person or entity, including any owner, operator, manager or employee of any other gaming establishment, the terms and conditions outlined in this Agreement.

         15. EMPLOYEES. Game shall, during the term of this Agreement, give preference, in accordance with the applicable provisions of the Ho-Chunk Nation's Tribal Employment Rights Ordinance, in recruiting, hiring, training, promotion, and all other elements of employment to qualified members of the Ho-Chunk Nation, or Native Americans, their spouses, and children in all job categories of Game's operation at the Gaming Establishment's, including management positions. In order to fulfill this requirement, Game shall consult with the Tribal Rights Office (TERO) and will use its best efforts to fill all open employment positions with qualified applicants listed by the Ho-Chunk Nation Labor Department and TERO office as seeking employment. Game agrees to pay any TERO fee generally imposed on employers operating on Ho-Chunk Nation trust Lands, and acknowledges that the amount of such fee under the currently effective TERO Ordinance is 2% gross payroll paid on a quarterly basis.


         16. TERM; CANCELLATION. This Agreement shall commence on the installation date as hereafter defined and shall continue for an initial one year term. Thereafter, the term of this Agreement shall automatically renew for additional consecutive [confidential treatment] year term; subject to cancellation by either party at the end of the initial one year term and at the end of each said [confidential treatment] year term by written notice given at least ninety (90) days prior to the end of the then effective term. This Agreement shall be subject to cancellation only as provided in this Section 16 hereof and in Section 18 and 23 below. Game's right to provide the services detailed in Subsection 3(a) hereof at the Gaming Establishment shall be exclusive during the term of this agreement and prior to the cancellation or termination thereof as provided at Section 4.


                  17. NOTICES AND OTHER COMMUNICATIONS. Any notice, request, communication or other transmission of information between the parties hereto shall be deemed duly sent and made if sent by first class mail, postage prepaid, return receipt requested, addressed as follows:

                    If to Game:         Gary A. Dachis
                                        Game Financial Corporation
                                        10911 W. Hwy. 55, Suite 205
                                        Plymouth, MN 55441-6114

If to the Gaming Establishment:         Ho-Chunk Nation
                                        PO Box 640
                                        Black River Falls, WI 54615
                                        Attn: Executive Director of Business

                With copies to:         Ho-Chunk Nation
                                        PO Box 667
                                        Black River Falls, WI 54615
                                        Attn:: Attorney General

                                        Ho-Chunk Nation
                                        PO Box 667
                                        Black River Falls, WI 54615
                                        Attn:  Legislative Counsel

         18. REMEDIES FOR BREACH. Except as noted below, if either party should materially violate any of the terms or provisions of this Agreement, and such violation is not cured or corrected within 30 days following the receipt of written notice thereof from the other party, such other party may, at its option, cancel and terminate this Agreement upon expiration of said thirty (30) day cure period. Such right of cancellation shall not be an exclusive remedy and shall be in addition to all other remedies available at law or in equity.

         19. OPERATIONAL PROCEDURES. Upon receipt of a signed contract and upon commencement of operations, Game will provide to Gaming Establishment a copy of the operating procedures manual.

         20. REQUIRED REPORTING AND AVAILABILITY OF INFORMATION

                  DAILY CASH REPORTS
                  SEE EXHIBIT B
                  Daily recaps showing complete operational details will be provided by Game to Gaming Operator with monthly statement.

                  Monthly Statements
                  SEE EXHIBIT C
                  Unaudited monthly financial statements and a schedule of fee receipts upon which the fee is based will be provided to Nation with each monthly fee payment pursuant to Section 6. Game agrees to allow Nation to independently audit Game operations within any of the Nation's casinos as necessary in addition to the financial audit provided for in Section 6.

                  Gaming Operator shall, upon 48 hour telephone notice provided to Game, have the right to access and audit of all books and records relating specifically to any operation conducted by Game for as covered under this Agreement. Game shall provide access to all bank records, systems utilized in transaction processing, all financial reports relating to any Operator locations, and any other such do amounts determined necessary by Gaming Operator. Gaming Operator shall notify Game of any underpayment of overpayment and the parties agree to settle the underpayment of overpayment within thirty (30) days of such notification. This provision shall survive any termination of the Agreement for a period of six (6) months after termination or until settlement in accordance herewith is completed.

         20. REQUIRED REPORTING AND AVAILABILITY OF INFORMATION (CONTINUED)

                  CUSTOMER LIST
                  SEE EXHIBIT D
                  Game will provide Gaming Operator a customer list at any time on demand in hardcopy report, mailing labels or electronic format to include all dollar amounts, access patterns, and addresses of all credit card customers from any Gaming Establishment. A listing of all check cashing patrons including customer addresses will be provided within 1 week of the initial request. Under no circumstances will any data collected at the Gaming Establishments be divulged to any entity outside of Game and the Gaming Operator.

         21. INSTALLATION OF EQUIPMENT. Game will be prepared to install its Equipment and begin providing its services described herein at each Gaming Establishment on or before 30-45 days from mutual acceptance of this agreement, (the "Installation Date"). In reliance thereon, Gaming Operator shall notify the entity currently providing check cashing service at the Gaming Establishments that its services and license to occupy each Gaming Establishment shall cease on the Installation Date. If the current check cashing provider ceases operations prior to the Installation Date, Game will immediately upon notice from Gaming Operator, commence installation of the Equipment and providing the services described at Subsection 3(a) as promptly as feasible, including the provision of such services on a temporary or interim basis without fully activating the Equipment to the extent adequate access to Game's data can otherwise be arranged.

         22. CRIMINAL AND CREDIT INVESTIGATION. Game agrees that all of its officers, director, shareholders of five percent (5%) or more, partners and key employees shall consent to and cooperate with any and all regulatory background investigations conducted by the Ho-Chunk Nation, the State of Wisconsin, the Federal Bureau of Investigation, the Bureau of Indian Affairs, the National Indian Gaming Commission, or any law enforcement authority pursuant to applicable law, and shall pay any fee imposed by law in connection therewith. All background investigations shall meet the standard of investigation imposed under the IGRA, the Compact, and the Amended and Restated Gaming Ordinance of the Ho-Chunk Nation as applicable. The Gaming Operator shall provide Game with a copy of any amendments to the Amended an Restated Gaming Ordinance when such amendments are enacted. Game agrees to cooperate with any reasonable financial and credit investigations and to disclose any information requested by the Ho-Chunk Nation or Bureau of Indian Affairs which would facilitate such investigations. The results of any and all investigations may be disclosed to the Ho-Chunk Nation Gaming Commission ("Commission") for review to ascertain whether Game creates or enhances the danger of unsuitable, unfair or illegal activities within the conduct of gaming. Such a finding shall be grounds for the Commission to find Game unsuitable for holding a Gaming License, if required by law. The Gaming Operator agrees to keep confidential any and all information received from the investigation reports and shall not disclose such information to any third party, with the exception of any bona fide request from a Ho-Chunk Nation, State, Federal or Provincial governmental regulatory agency, without the consent of Game.

         23. REGULATORY REQUIREMENTS. Game warrants that it meets all regulatory requirements of the State of Wisconsin, including, but not limited to, obtaining any necessary approvals from the Wisconsin Gaming Commission, Wisconsin Banking Commission, and Wisconsin Department of Revenue. The loss or suspension of any necessary regulatory license, approval or good standing shall be grounds for the termination of this Agreement by the Gaming Operator upon written notification to Game.

         24. APPLICABLE LAW. This Agreement and all rights and obligations herein shall be governed in accordance with the laws of the Ho-Chunk Nation.

         25. JURISDICTION. Notwithstanding anything in this Agreement to the contrary, nothing herein is intended to be, nor shall be construed as, a grant of jurisdiction from the Ho-Chunk Nation to the State of Wisconsin or any other civil authority of the United States beyond that provided by applicable law.

         26. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the parties and supersedes and all prior negotiation, correspondence and undertakings between the parties with respect to the subject matter herein. No representation or condition which relate to the subject matter hereof and which is not expressed in the Agreement shall be given any effect unless set forth in writing and signed by the party to be charged subsequent to the Agreement.

         27. FORUM. Game hereby consents and agrees that any legal action or proceeding arising under the terms of this Agreement shall be maintained and determined by the Courts of the Ho-Chunk Nation.

         28. PERFORMANCE OF SERVICES. Game shall perform its obligations hereunder, including the services that it is to render pursuant to Section 3, in manner that meets or exceeds industry standards for such services and in conformance with applicable law.

         29. SOVEREIGN IMMUNITY. Nothing contained herein shall be constructed as a waiver of immunity from legal suit possessed by Gaming Operator as a sovereign Indian Nation, and Gaming Operator hereby reserves and asserts its immunity to the full extent provided by law, except that Gaming Operator agrees that Game may enforce the obligations explicitly undertaken by Gaming Operator by the written terms of this Agreement and waives its immunity to such extent, and only to such extent. This limited waiver does not apply to any extra-textual rights or claims that Game may purport to have, whether in contract, tort or otherwise. The limited waiver of immunity with respect to Gaming Operator's explicit written undertakings pursuant to this Agreement is personal to Game, an may not be assigned or otherwise utilized in any manner by any other person or entity.

         30. CONDITIONS PRECEDENT. The agreements stated herein are subject to the satisfaction of the following conditions precedent:

         (a) delivery by Game to Gaming Operator of photocopies of the licenses issued to Game by the Wisconsin Banking Commission to carry on the business described at Section 3(a) at each of the Gaming Establishments within 30 days of this Agreement. The time periods stated above for satisfaction of the foregoing conditions may be extended by mutual agreement of the parties and Gaming Operator may waive the condition at paragraph (b) at its sole discretion. If not waived or the period for satisfaction extended, upon failure to timely meet any of the foregoing conditions, either party may notify the other of the cancellation of this Agreement, and it shall thereafter be considered void and of no effect.

         31. TRANSITION PLAN. Gaming Operator and Game agree that should Gaming Operator or its designee desire to perform any or all of the services provided by Game under this Agreement, upon the expiration of the initial or any renewal Agreement term, Game will cooperate to the fullest extent possible to assist Gaming Operator and provide for a mutually cooperative transition of services; including without limitation, instructing the designees of Gaming Operator in the management and performance of all aspects of the services to be assumed by Gaming Operator or its designee, including counter service, data management, funds management and collections, during the ninety (90) days preceding the termination of this Agreement. Such instruction shall allow the trainees a wide opportunity to observe and participate in the management and operations functions for which they are trained in order that they may be fully prepared to assume responsibility for those functions upon termination of this Agreement.

Game and Gaming Operator acknowledge that preparation of members and designees of Gaming Operator to manage and operate the services provided by Game at the Gaming Establishments hereunder is an ongoing process, and Game agrees to cooperate and consult with Gaming Operator throughout the term of this Agreement, and to provide suitable training in accordance with the program described in Game's employee training manual, a copy of which will be provided upon the commencement of Game's operation in the Gaming Establishments. Game will also provide the opportunity to observe and study the operations of Game at the Gaming Establishments to those persons designated by Gaming Operator in order that Gaming Operator, directly, or through a designee, may prepare to assume operation of any or all services provided by Game under this Agreement, if it chooses to do so at the termination of this Agreement.

         32. AUTHORITY. Each of the undersigned individuals executing this document respectively on behalf of the Gaming Operator, and Game hereby represent and warrant that they have been duly authorized by all necessary corporate and/or tribal action to enter into this Agreement on behalf of the respective parties and that, once so executed by such individuals, this Agreement shall be binding upon and enforceable against the respective parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written.

                           GAME FINANCIAL CORPORATION OF WISCONSIN, (Game)

                           By: /s/ Gary A. Dachis
                              -----------------------------------------------
                               Gary A. Dachis, President

                           Date:   2/22/96
                                ---------------------------------------------


                           --------------------------------------------------
                           Ho-Chunk Nation., Gaming Operator

                           By: /s/ Choris A. Lowe, Jr.
                              -----------------------------------------------
                               Chloris A. Lowe, Jr., President

                           Date:  2/26/96           (confirming signed contract
                                -------------------- delivered by Fax 2/22/96)

         Game Financial Corporation hereby guarantees the timely performance of the duties and obligations undertaken by its subsidiary, Game Financial Corporation of Wisconsin, under the Agreement in accordance with its terms.


                           GAME FINANCIAL CORPORATION

                           BY:/s/ Gary A. Dachis
                           ---------------------------------------------------
                           Gary A. Dachis, President